Shareholder Letter Q3 2025 JO B Y A V IA T IO N N O V EM B ER 5 , 20 25 JO B YA V IA T IO N .C O M

Q3 2025 Highlights

TIA aircraft begins power-on testing, marking final stage of certification process

White House calls for early air taxi operations across U.S.

First point-to-point flights completed

Propeller manufacturing begins in Ohio

Autonomous hybrid aircraft for defense applications begins ground testing

Adoption of NVIDIA IGX Thor platform to supercharge autonomy capabilities

Blade flies ~40,000 customers in Q3

$978 million in cash and short-term investments as of Q3‘25, plus additional $576 million received in October

Q3 2025 Shareholder Letter November 5, 2025 Joby Aviation 2

WE PASSED ONE OF THE MOST IMPORTANT milestones in Joby’s history to date, with the beginning of power-on testing of the first of several aircraft built for Type Inspection Authorization (“TIA”). TIA is widely understood to mark the final stage of the Type Certification process and this first testing step is the moment where our intended type design, our manufacturing processes and our certification strategy all converge into one physical asset. Our certification strategy is the result of more than a decade of working alongside the FAA to develop a certification basis, the means of compliance for our aircraft, certification plans and test plans. The aircraft was built using Joby’s established quality management system, FAA-conforming production components and adheres precisely to the intended type design. Flight testing by Joby pilots is expected to start later this year, ahead of FAA pilots beginning “for-credit” flight testing in 2026. The data collected during these tests will be used by the FAA to support the issuing of a Type Certificate — the approval required to operate the aircraft commercially. Final Stage of Certification Joby AviationQ3 2025 Shareholder Letter November 5, 2025 3 Flight deck of Joby's first FAA-conforming aircraft.

Demonstrating our Maturity

OUR ABILITY TO MOVE TO THE FINAL STAGE of certification is underpinned by having a mature aircraft design that has been rigorously tested on the ground and in the air. As well as thousands of ground based tests, we've already conducted more than 600 flights this year, demonstrating our full flight envelope, including regular vertical take-off and landing with seven different Joby pilots. During the quarter, we completed our first point-to-point flights, traveling from Marina to Monterey and Salinas airports in California, demonstrating our commercial market readiness and our ability to operate in shared airspace.

We believe this high level of maturity will be key to successful participation in the recently-announced White House eVTOL Integration Pilot Program ("eIPP"). The eIPP, established by Executive Order, is designed to allow mature aircraft designs to demonstrate eVTOL use cases, such as passenger transportation, cargo delivery, and emergency response, ahead of achieving Type Certification and presents a remarkable opportunity for Joby to introduce our technology to communities across America.

We're actively engaged with state and local governments across the country who are submitting applications for eIPP projects, from passenger operations to first response.





Joby's aircraft completing it's first point-to-point flight between Marina and Monterey airports.

DATA AS OF OCT 31, 2025

Stage	JOBY	FAA
STAGE 1 Certification Basis	100%	100%
STAGE 2 Means of Compliance	97%	97%
STAGE 3 Certification Plans	100%	100%
STAGE 4 Testing & Analysis	77%	55%
STAGE 5 Show & Verify	10%	4%

Percentage completion may fluctuate mildly through the course of certification as documents are edited and resubmitted. Data as of Oct 31, 2025. It is typical for a small portion of the Means of Compliance to remain open in order to address minor design changes and improvements that may occur later in the process. We therefore consider the second stage essentially complete.

Q3 2025 Shareholder Letter November 5, 2025 Joby Aviation 4

Scaling Manufacturing

WE SEE THE U.S. GOVERNMENT'S EIPP PROGRAM pulling early demand for our aircraft forward, alongside the demand we're seeing from a range of international early adopters. We continue to scale manufacturing at pace and we've already produced 15 times more type design conforming parts than we did in all of 2024, as well as delivering our first TIA-ready aircraft.

We added more than 100 manufacturing roles in California over the past quarter to meet demand and we've now begun production of propeller blades at our Dayton, Ohio facility. Propeller blades make up the highest part count on our aircraft. Alongside our partner Toyota, we've been able to successfully take the modular production process we've designed in California and drop it into our facility in Ohio, validating our methodical approach to scaling manufacturing.

Over time, we expect our Dayton facilities to be capable of supporting the delivery of up to 500 aircraft per year, with our Marina, California facility continuing to support early manufacturing scale.



Propeller blade manufacturing at Joby's facility in Dayton, Ohio.



Q3 2025 Shareholder Letter November 5, 2025 Joby Aviation 5

ACROSS NEW YORK AND SOUTHERN EUROPE, our Blade team transported approximately 40,000 customers during the quarter, including Ryder Cup fans who were able to replace two-and-a-half hour drives with 12 minute flights, laying the groundwork for future Joby operations at scale. We reinforced the value of our ecosystem approach during the quarter, announcing that we’re expanding our global partnership with Uber to incorporate Blade’s services, providing an opportunity to connect millions of daily Uber users with the potential of vertical lift ahead of Joby’s launch. In Osaka, Japan, we completed a multi-week campaign of scheduled demonstration flights as part of the World EXPO 2025, alongside our partners ANA Holdings, Japan’s largest airline. In addition to hundreds of thousands of attendees each day, many of our 40 flights were witnessed by key stakeholders, including Japan’s then Prime Minister, Shigeru Ishiba and Governor Hirofumi Yoshimura of the Osaka Prefecture, reinforcing our deep connections with this important market. In the UAE, the construction of our first vertiport site, at Dubai International Airport, remains on track for completion by the end of Q1 2026 and we continue to work closely with Dubai’s Roads and Transport Authority and the UAE’s General Civil Aviation Authority to complete the final steps of air carrier certification, as we look ahead to providing service as part of our six-year exclusive access to the Dubai market. During the quarter we announced a collaboration with the government of Ras Al Khaimah and Skyports Infrastructure to build an air taxi ecosystem in the Emirate by 2027 and establish inter-emirate flights between Dubai and Ras Al Khaimah. Preparing for Global Operations Joby AviationQ3 2025 Shareholder Letter November 5, 2025 6 Joby's aircraft in the skies over the World EXPO 2025 in Osaka, Japan.

N101XW

Joby demonstrates its Superpilot™ autonomy technology in the skies over Hawaii.

An Autonomous Future

JUST THREE MONTHS after announcing we would partner with L3Harris to develop an autonomous, gas-turbine variant of our aircraft for defense purposes, we have successfully begun ground testing the aircraft, with flight testing set to begin imminently. We remain on track to demonstrate this aircraft's full capabilities next year, as we prepare to compete for funding under the U.S. Department of War's $9 billion FY26 budget request for resilient, autonomous and hybrid aircraft.

As the current Administration looks to accelerate reform of the Air Traffic Control systems, we also see a significant opportunity for the advancement of autonomous flight. Over the summer, our team successfully demonstrated our Superpilot™ autonomy technology as part of REFORPAC, a landmark exercise over the Pacific Ocean. Using a conventional Cessna 208 aircraft, our team logged more than 7,000 miles of autonomous operations across more than 40 flight hours in and around Hawaii, managed primarily from Andersen Air Force Base in Guam, more than 3,000 miles away. Following REFORPAC, Joby was awarded a $17 million contract with AFWERX, the innovation arm of the U.S. Air Force, to continue development of Superpilot™.

Superpilot™ is set to be deployed and tested on our turbine-hybrid VTOL aircraft, allowing us to deliver a known solution to the U.S. government. Our adoption of the NVIDIA IGX Thor platform is expected to supercharge this technology, enabling us to deliver a sector-leading, platform-agnostic, autonomy solution.



Q3 2025 Shareholder Letter November 5, 2025 Joby Aviation 7

Financial Updates Joby AviationQ3 2025 Shareholder Letter November 5, 2025 8

Third Quarter 2025 Financial Summary IN THE THIRD QUARTER OF 2025, our net loss of $401.2 million reflected a net operating loss of $181.7 million and other loss of $219.5 million. Revenue for the quarter totaled $22.6 million and includes revenue from the August acquisition of the Blade passenger business, the completion of aircraft bed down activity at Edwards Air Force Base, and engineering services. Operating expenses for the quarter totaled $204.2 million and reflected costs to support certification and manufacturing of our aircraft and costs associated with the acquisition and operation of Blade. Expenses included stock-based compensation of $32.9 million and depreciation and amortization of $10.2 million and acquisition transaction costs of $5.8 million. Other loss reflected the non-cash revaluation of warrants and earn-out shares of $229.2 million, partially offset by interest and other income of $9.7 million. Net loss in the third quarter of 2025 increased by $257.3 million compared with the net loss in the third quarter of 2024. The higher net loss compared with 2024 primarily reflected the non-cash unfavorable revaluation of warrants and earnout shares of $233 million and a higher loss from operations of $25 million due to growth in our organization and increased purchases of prototype parts for manufacturing, testing and certification and the cost associated with the acquisition and operations of Blade. Compared with the second quarter of 2025, our third quarter net loss increased by $76.6 million. Other loss was $62.8 million higher than the prior quarter, primarily reflecting a non-cash revaluation loss on our warrants and earnout shares. The higher loss from operations of $13.8 million compared with the second quarter of 2025 primarily reflected increased personnel and operating expenses as we grew the team to support certification and manufacturing and Blade acquisition costs partially offset by higher revenue and payments from government contract deliverables as an offset to our R&D costs. Adjusted EBITDA in the third quarter of 2025 was a loss of $132.8 million, primarily reflecting employee costs and support associated with the development, certification and manufacturing of the aircraft and Blade acquisition costs partially offset by higher net margin on revenue. The adjusted EBITDA loss was $12.4 million higher than in the third quarter of 2024 and $1.2 million higher than the prior quarter. Adjusted EBITDA is a non-GAAP metric that excludes the loss from the revaluation of our derivative liabilities, loss on common stock issuance in a private placement, stock-based compensation expense, depreciation and amortization, interest income and expense, acquisition transaction costs, and other non- operating costs. Please see the section titled “Non-GAAP Financial Measures” for a reconciliation of Net Income to Adjusted EBITDA. We ended the third quarter of 2025 with $978.1 million in cash, cash equivalents, and investments in marketable securities. We estimate that our use of cash, cash equivalents and short-term investments during 2025 will be at the upper end of the range between $500–$540 million. Additionally, in October 2025, we completed an underwritten equity offering. Net proceeds from the offering were approximately $576 million and are expected to be used to support certification and manufacturing efforts, prepare for commercial operations, and provide general working capital and other corporate purposes. Joby AviationQ3 2025 Shareholder Letter November 5, 2025 9

Condensed Statement of Operations

JOBY AVIATION, INC. AND SUBSIDIARIES

Unaudited (in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2025	2024	2025	2024
Revenue	$ 22,574	$ 28	$ 22,589	$ 81
Operating expenses:				
Cost of Revenue	10,060	15	10,070	45
Research and development	149,163	126,139	419,837	354,771
Selling, general and administrative	45,018	30,569	105,497	92,144
Total operating expenses	204,241	156,723	535,404	446,960
Loss from operations	(181,667)	(156,695)	(512,815)	(446,879)
Interest and other income, net	9,673	9,528	29,420	33,038
Loss on common stock issuance in private placement	—	—	(40,258)	—
Gain (Loss) from change in fair value of warrants and earnout shares	(229,149)	3,842	(284,424)	52,683
Total other income (loss), net	(219,476)	13,370	(295,262)	85,721
Loss before income taxes	(401,143)	(143,325)	(808,077)	(361,158)
Income tax expense	83	553	229	599
Net loss	$ (401,226)	$ (143,878)	$ (808,306)	$ (361,757)
Net loss per share, basic and diluted	$ (0.48)	$ (0.21)	$ (1.01)	$ (0.53)
Weighted-average common stock outstanding, basic and diluted	844,551,006	695,011,457	803,188,296	688,718,075


Joby
Joby
N545JX

Q3 2025 Shareholder Letter November 5, 2025 Joby Aviation 10

Condensed Balance Sheets JOBY AVIATION, INC. AND SUBSIDIARIES Unaudited (in thousands) Joby AviationQ3 2025 Shareholder Letter November 5, 2025 11 s l c t JOBY AVIATION, INC. AND SUBSIDIARIES Unaudited (In thousands) September 30, 2025 December 31, 2024 Assets Current assets: Cash and cash equivalents $ 208,367 $ 199,627 Short-term investments 769,755 733,224 Total cash, cash equivalents and short-term investments 978,122 932,851 Restricted cash 347 — Accounts and other receivables, net 10,426 16,044 Prepaid expenses and other current assets 29,699 20,710 Total current assets 1,018,594 969,605 Property and equipment, net 140,202 120,954 Operating lease right-of-use assets 33,603 28,689 Restricted cash 693 762 Intangible assets 20,986 8,127 Goodwill 90,394 14,322 Other non-current assets 61,837 61,006 Total assets $ 1,366,309 $ 1,203,465 Liabilities and stockholders’ equity Current liabilities: Accounts payable $ 13,415 $ 4,261 Operating lease liabilities, current portion 8,473 5,031 Accrued and other current liabilities 52,969 38,842 Total current liabilities 74,857 48,134 Operating lease liabilities, net of current portion 27,876 26,178 Warrant liability 139,546 95,410 Earnout shares liability 200,925 117,416 Other non-current liabilities 26,653 3,964 Total liabilities 469,857 291,102 Commitments and contingencies Stockholders’ equity: Preferred stock — — Common stock 87 78 Additional paid-in capital 3,559,790 2,768,605 Accumulated deficit (2,664,043) (1,855,737) Accumulated other comprehensive gain (loss) 618 (583) Total stockholders’ equity 896,452 912,363 Total liabilities and stockholders’ equity $ 1,366,309 $ 1,203,465 Q3 2025 Shareholder Letter November 5, 2025 Joby Aviation FS-2

Condensed Statement of Cash Flows JOBY AVIATION, INC. AND SUBSIDIARIES Unaudited (in thousands) Joby AviationQ3 2025 Shareholder Letter November 5, 2025 12 t l s JOBY AVIATION, INC. AND SUBSIDIARIES Unaudited (In thousands) Nine Months Ended September 30, 2025 2024 Cash flows from operating activities Net loss $ (808,306) $ (361,757) Reconciliation of net loss to net cash used in operating activities: Depreciation and amortization expense 29,095 26,095 Stock-based compensation expense 86,447 82,780 Loss (Gain) from change in the fair value of warrants and earnout shares 284,424 (52,683) Loss on common stock issuance in private placement 40,258 — Net accretion of investments in marketable debt securities (7,292) (12,955) Changes in operating assets and liabilities Other receivables and prepaid expenses and other current assets 8,938 (2,609) Other non-current assets (213) (783) Accounts payable and accrued and other current liabilities 9,018 5,609 Non-current liabilities 905 534 Net cash used in operating activities (356,726) (315,769) Cash flows from investing activities Purchases of marketable securities (594,231) (308,473) Proceeds from sales and maturities of marketable securities 565,555 593,064 Purchases of property and equipment (40,109) (25,197) Acquisitions, net of cash 1,883 — Net cash (used in)/ provided by investing activities (66,902) 259,394 Cash flows from financing activities Proceeds from issuance of common stock in private placement, net 249,905 — At-the-market public offering gross proceeds 148,711 — At-the-market public offering commission and offering expenses (4,839) — Proceeds from the issuance of common stock under the Employee Stock Purchase Plan 5,022 4,942 Proceeds from the exercise of warrants 33,137 — Proceeds from exercise of stock options and stock purchase rights 1,905 1,492 Repayments of tenant improvement loan and obligations under finance lease (1,195) (1,784) Net cash provided by financing activities 432,646 4,650 Net change in cash, cash equivalents and restricted cash 9,018 (51,725) Cash, cash equivalents and restricted cash, at the beginning of the period 200,389 204,779 Cash, cash equivalents and restricted cash, at the end of the period $ 209,407 $ 153,054 Reconciliation of cash, cash equivalents and restricted cash to balance sheets Cash and cash equivalents $ 208,367 $ 152,292 Restricted cash 1,040 762 Cash, cash equivalents and restricted cash $ 209,407 $ 153,054 Non-cash investing and financing activities Acquisitions in exchange for stock issuance $ 74,496 $ 9,472 Unpaid property and equipment purchases $ 4,788 $ 4,311 Property and equipment purchased through finance leases $ 3,665 $ 2,537 Right of use assets acquired through operating leases $ 3,853 $ 4,333 Q3 2025 Shareholder Letter November 5, 2025 Joby Aviation FS-3

Non-GAAP Financial Measures

JOBY AVIATION, INC. AND SUBSIDIARIES
Unaudited (in thousands)

ADJUSTED EBITDA is a non-GAAP measure of operating performance that is included to communicate the financial performance of activities associated with core operations that support the development, manufacturing and commercialization of the Joby aircraft. Adjusted EBITDA is defined as net income (loss) before interest income, interest expense, income tax expense (benefit), depreciation and amortization expense, stock-based compensation expense, loss on common stock issuance in private placement, impact from revaluation of non-operating derivative liabilities, acquisition transaction costs, and other income or costs which are not directly related to ongoing core operations. We believe Adjusted EBITDA, when read in conjunction with our GAAP financials, provides investors and management with a useful measure for the evaluation of our operating results and a basis for comparing our core, ongoing operations from period to period. Because Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, it should not be considered more meaningful than or as a substitute for net income (loss) as an indicator of our operating performance. Adjusted EBITDA may not be directly comparable to similarly titled measures provided by other companies due to potential differences in methods of calculation. From time to time, we may modify the nature of the adjustments we make to arrive at Adjusted EBITDA.

A reconciliation of Adjusted EBITDA to net income is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2025	2024	2025	2024
Net loss	$ (401,226)	$ (143,878)	$ (808,306)	$ (361,757)
Income tax expense	83	553	229	599
Loss before income taxes	(401,143)	(143,325)	(808,077)	(361,158)
Interest and other income, net	(9,673)	(9,528)	(29,420)	(33,038)
Loss on common stock issuance in private placement	—	—	40,258	—
Loss (Gain) from change in the fair value of warrants and earnout shares	229,149	(3,842)	284,424	(52,683)
Loss from operations	(181,667)	(156,695)	(512,815)	(446,879)
Stock-based compensation expense	32,870	27,393	86,447	82,780
Depreciation and amortization expense	10,210	8,903	29,095	26,095
Acquisition transaction costs	5,822	—	5,822	—
Adjusted EBITDA	$ (132,765)	$ (120,399)	$ (391,451)	$ (338,004)

Q3 2025 Shareholder Letter November 5, 2025 Joby Aviation 13

Webcast Details

THE THIRD QUARTER 2025 FINANCIAL RESULTS WEBCAST is scheduled to take place at 5:00pm ET (2:00pm PT) on November 5, 2025. The webcast will be publicly available in the Financial Results section of the company's investor website: ir.jobyaviation.com.

Upcoming Events

WEB SUMMIT, PORTUGAL

TOURISE, SAUDI ARABIA

DUBAI AIRSHOW, UNITED ARAB EMIRATES

ABU DHABI FINANCE WEEK, UNITED ARAB EMIRATES

H.C. WAINWRIGHT AERONEXT 2025

BANK OF AMERICA DEFENSE OUTLOOK FORUM

NEEDHAM GROWTH CONFERENCE

Q3 2025 Shareholder Letter November 5, 2025 Joby Aviation 14

THIS SHAREHOLDER LETTER contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the development and performance of our aircraft, the growth of our manufacturing capabilities, including our expectation that our Dayton facilities will eventually support up to 500 aircraft per year; our regulatory outlook, progress and timing, including our expectation to begin for credit flight testing with FAA pilots and to carry our first passengers in 2026, our planned operations with the Department of War, including our $17 million contract with AFWERX; our business plan, objectives, goals and market opportunity; plans for, and potential benefits of, our strategic partnerships, including the expected impact of our adoption of the NVIDIA IGX Thor platform; expected opportunities under the eIPP for pre-type certification operations and the expected impact on demand for our aircraft and services; plans and timing related to the certification and operation of our aicraft in the United Arab Emirates, including our expectation that the vertiport at the Dubai International Airport will be complete by the end of Q1 2026; plans to build an air taxi ecosystem in Ras Al Khaimah by 2027, and to establish flights between Dubai and Ras Al Khaimah; plans to demonstrate our gas/ turbine hybrid capabilities next year; expected timing and potential benefits of autonomous capabilities; and our current expectations relating to our business, financial condition, results of operations, prospects, capital needs and growth of our operations, including the expected benefits of our vertically-integrated business model. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “will”, “should”, “can have”, “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. All forward looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including: our ability to launch our air taxi service and the growth of the urban air mobility market generally; our ability to produce aircraft that meet our performance expectations in the volumes and on the timelines that we project; complexities related to obtaining certification and operating in foreign markets; the ability to secure additional contracts with U.S. government agencies cannot be guaranteed; uncertainties around Department of War spending and the extent to which we may benefit from such programs; the need to negotiate additional definitive agreements to achieve the full expected value of our partnerships and international operations; the competitive environment in which we operate; our future capital needs; our ability to adequately protect and enforce our intellectual property rights; our ability to effectively respond to evolving regulations and standards relating to our aircraft; uncertainty around timing of proposed enhancements to the air traffic control system; our reliance on third-party suppliers and service partners; uncertainties related to our estimates of the size of the market for our service and future revenue opportunities; and other important factors discussed in the section titled “Risk Factors” in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2025, our Quarterly Reports on Form 10-Q filed with the SEC on May 8, 2025 and August 7, 2025, and in future filings and other reports we file with or furnish to the SEC. Any such forward-looking statements represent management’s estimates and beliefs as of the date of this shareholder letter. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. Forward-Looking Statements CONTACT DETAILS Investors: investors@jobyaviation.com Media: press@jobyaviation.com Joby AviationQ3 2025 Shareholder Letter November 5, 2025 15